Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

Press Release

For Immediate Release	For additional information, please contact
December 28, 2006	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Announces 2 for 1 Common Stock Split

Surrey Bancorp (OTC: SRYB.OB) announced today that its Board of Directors approved a 2 for 1 stock split of the company’s common stock at a regularly scheduled board meeting on December 19, 2006. Each shareholder of record on February 15, 2007, will receive one additional share of common stock for each share held on that date.

As of December 19, 2006, Surrey Bancorp had approximately 1,494,000 common shares outstanding. Upon completion of the split, the number will increase to approximately 2,988,000. The additional shares will be mailed or delivered on or before March 1, 2007, according to Ted Ashby, President of Surrey Bancorp.

Surrey Bancorp (Stock Symbol SRYB.OB) is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina and 303 South Main Street in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, which provides full-service brokerage and investment advice through an association with UVest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

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